EXHIBIT 99.2

1550 Peachtree Street, N.W.  Atlanta, Georgia 30309

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact Information:

Jeff Dodge	David Rubinger
Investor Relations	Media Relations
(404) 885-8300	(404) 885-8555
jeff.dodge@equifax.com	david.rubinger@equifax.com

Equifax Board of Directors Declares Quarterly Dividend and
Authorizes Additional $250-Million Stock Repurchase Program

ATLANTA, February 11, 2008 - Equifax Inc. (NYSE: EFX) today announced that the Equifax Board of Directors declared a quarterly dividend of $0.04 per share, payable on March 14, 2008, to shareholders of record as of February 22, 2008. Equifax has paid cash dividends for 95 consecutive years.

Equifax also announced that the Board has authorized the repurchase of up to an additional $250 million of the company’s common stock. Since 2004, Equifax has repurchased more than 28 million shares at a cost of approximately $1.075 billion.

Stock repurchases under this program may be made through open-market and privately negotiated transactions at times and in such amounts as management deems appropriate. The stock repurchase program does not have an expiration date and may be limited or terminated at any time without prior notice.

“Equifax is strongly committed to driving growth and increasing shareholder value,” said Rick Smith, Chairman and CEO. “The expansion of our share buyback program further demonstrates the Board’s confidence in the future of Equifax.”

The 2008 annual meeting of shareholders will be held on Friday, May 9, 2008, at 9:30 a.m. (Eastern Time) in the Walter C. Hill Auditorium at the High Museum of Art, Atlanta, Georgia.

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About Equifax

Equifax empowers businesses and consumers with information they can trust. A global leader in information solutions, employment and income verification and human resources business process outsourcing services, we leverage one of the largest sources of consumer and commercial data, along with advanced analytics and proprietary technology, to create customized insights that enrich both the performance of businesses and the lives of consumers.

Customers have trusted Equifax for over 100 years to deliver innovative solutions with the highest integrity and reliability.  Businesses – large and small – rely on us for consumer and business credit intelligence, portfolio management, fraud detection, decisioning technology, marketing tools, HR/payroll services, and much more.  We empower individual consumers to manage their personal credit information, protect their identity and maximize their financial well-being.

Headquartered in Atlanta, Georgia, Equifax Inc. employs approximately 7,000 people in 14 countries throughout North America, Latin America and Europe. Equifax is a member of Standard & Poor’s (S&P) 500® Index. Our common stock is traded on the New York Stock Exchange under the symbol EFX.

www.equifax.com

Caution Concerning Forward-Looking Statements

Statements in this press release that relate to Equifax’s future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Future events, risks and uncertainties, individually or in the aggregate, could cause our actual results to differ materially from those expressed or implied in these forward-looking statements. Those factors include, but are not limited to, changes in worldwide and U.S. economic conditions that materially impact consumer spending, consumer debt and employment, changes in demand for Equifax’s products and services, our ability to develop new products and services, pricing and other competitive pressures, our ability to achieve targeted cost efficiencies, risks relating to illegal third party efforts to access data, risks associated with our ability to complete and integrate acquisitions and other investments, changes in laws and regulations governing our business, including federal or state responses to identity theft concerns, the outcome of pending litigation, the impact of tax audits by the IRS or other taxing authorities, and certain other factors discussed under the caption “Risk Factors” in the Management’s Discussion and Analysis section of Equifax’s Annual Report on Form 10-K for the year ended December 31, 2006, in “Risk Factors” in TALX Corporation’s Annual Report on Form 10-K for the year ended March 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and in our other filings with the Securities and Exchange Commission. Equifax assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.